CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-62298 on Form N-1A of our report dated April 25, 2024, relating to the financial statements and financial highlights of Bright Rock Mid Cap Growth Fund and Bright Rock Quality Large Cap Fund, each a series of Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of Trust for Professional Managers for the year ended February 29, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 21, 2024